Exhibit 10.6

FIRST AMENDMENT TO PIER 1 IMPORTS, INC.

2006 STOCK INCENTIVE PLAN (OMNIBUS PLAN)

RESTATED AS AMENDED THROUGH MARCH 25, 2008

WHEREAS, Pier 1 Imports, Inc. has heretofore adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) effective March 23, 2006;

WHEREAS, the Plan was restated as amended through March 25, 2008;

NOW, THEREFORE, the Plan is amended as follows:

1.           Subsection (a) of Paragraph XI of the Plan is replaced with the following for Director Deferred Stock Unit Awards credited after December 31, 2008:

“(a)         Director Deferred Stock.  A Director Deferred Stock Unit Award provides deferral of part or all of a Director’s Director Compensation Payment into deferred stock units.  Director Deferred Stock Unit Awards shall only be available to Directors who are not employees.  A Director Deferred Stock Unit Award is a right to receive shares of Common Stock based upon a bookkeeping entry referencing a value expressed by reference to shares of Common Stock.  Each Director who is not an employee may elect, in lieu of being paid any portion of a Director Compensation Payment in cash, to be awarded deferred stock units in an amount equal to the dollar amount of such Director Compensation Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Compensation Payment amount would otherwise have been paid to the Director in cash.  Any such election shall be made in whole percentages, on a form prescribed by the Company, at the same percentage for all components of the Director Compensation Payment (i.e., such percentage would apply equally to the Director Annual Retainer Payment and any other fees included in the Director Compensation Payment).  Any such election must be made on or before the December 31 of the calendar year prior to the calendar year or fiscal year in which the services for the Director Compensation Payment which such Director is deferring into deferred stock units will be rendered, and any such election shall be irrevocable as of such December 31.  Notwithstanding the foregoing, the election described in the preceding sentence by an individual who has first become elected as a Director may be made before or within the 30-day period immediately following his or her election as a Director provided that the deferral effected by such election will only apply with respect to compensation earned for services rendered as a Director after the date such election was made. Any deferral portion of such Director Compensation Payment credited to such Director in the form of deferred stock units, in lieu of being paid to such Director in cash, shall be awarded additional deferred stock units in an amount equal to .25 times the dollar amount of the deferred portion of the Director Annual Retainer Payment divided by the Fair Market Value of a share of Common Stock determined as of the date that such deferred Director Compensation Payment amount would otherwise have been paid to the Director in cash.”

2.           The following sentence shall be added to the end of subsection (c) of Paragraph XI of the Plan:

“Deferred stock units shall be paid in cash within such thirty (30) day period to the extent applicable Plan limitations at such time preclude Plan distributions of Common Stock.”

3.           All terms used in this First Amendment, unless specifically defined herein, have the same meanings attributed to them in the Plan. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the party hereto has caused this First Amendment to be executed effective as of December 15, 2008.

PIER 1 IMPORTS, INC.

By:
Michael A. Carter